CleanSpark (CLSK) Prepares for Nasdaq Uplisting; Approves Stock Split to Meet Price Requirements

SALT LAKE CITY, December 10, 2019 -- CleanSpark, Inc. (OTCQB: CLSK), a software company with advanced engineering, software and controls for innovative microgrid and distributed energy resource management systems, announced today that its Board of Directors and the Financial Industry Regulatory Authority (FINRA) have approved a 1-for-10 reverse stock split of the Company’s issued and outstanding common stock. The reverse stock split is anticipated to be effective prior to the stock market opening on December 11, 2019.  With the successful implementation of the reverse stock split and provided that the Company’s common stock meets the Nasdaq minimum bid price requirement, the Company believes it will meet the final requirements for listing CleanSpark’s common stock on The Nasdaq Capital Market within the coming weeks.

“We have elected to effectuate a reverse stock split to allow CleanSpark to meet the listing requirements of The Nasdaq Capital Market,” stated Zach Bradford, CEO of CleanSpark. “Our plan to move to a national exchange reflects our recent success and momentum in growing our energy software and SaaS solutions for applications in the growing distributed energy generation market. We believe that listing on Nasdaq should help broaden our shareholder base, increase appeal to institutional investors and provide shareholders with better liquidity.”

Before any listing of the Company’s common stock on The Nasdaq Capital Market can occur, Nasdaq will need to give final approval of the Company’s listing application. The Company believes it currently meets all listing requirements for listing on The Nasdaq Capital Market, with the exception of its share price. Following the completion of the reverse stock split, Nasdaq has indicated to the Company that it will monitor trading for several days to ensure the Company’s common stock maintains key thresholds, including a minimum bid price. Notwithstanding the foregoing, no assurance can be given that the Company’s common stock will ultimately be listed on The Nasdaq Capital Market.

The Board of Directors approved the reverse split without shareholder approval under applicable Nevada law (Nevada Revised Statutes (NRS) Section 78.207). Each shareholder’s percentage ownership interest in CleanSpark and the proportional voting power will remain unchanged after the reverse stock split, except for minimal changes due to rounding. In addition, the rights and privileges of the holders of CleanSpark’s common stock are unaffected by the reverse stock split.

As a result of the reverse stock split, every 10 shares of issued and outstanding common stock will be exchanged for one share of common stock, with all fractional shares being rounded up to the nearest whole share. No fractional shares will be issued in connection with the reverse stock split. The reverse stock split will reduce the number of shares of issued and outstanding common stock from approximately 47.7 million pre-split shares to approximately 4.8 million post-split shares. The reverse stock split also proportionally reduces the authorized common stock from 200 million down to 20 million. Proportional adjustments will also be made to CleanSpark’s outstanding warrants and convertible debt.

This reverse stock split is anticipated to become effective prior to market open on December 11, 2019. The Company’s ticker symbol will temporarily change to “CLSK” for 20 business days following the stock split. If the Company’s common stock is uplisted to The Nasdaq Capital Market prior to the completion of the 20 business day period, the symbol will revert back to “CLSK” at that time.

Additional information regarding the reverse stock split is contained in the Company’s Current Report on Form 8-K as filed with the SEC on December 10, 2019.

Parties interested in learning more about CleanSpark’s software platform are encouraged to inquire by contacting the Company directly at info@cleanspark.com or by visiting the Company’s website at www.Cleanspark.com

About CleanSpark:
CleanSpark provides advanced energy software and control technology that enables a plug-and-play enterprise solution to modern energy challenges. Our services consist of intelligent energy monitoring and controls, microgrid design and engineering, microgrid consulting services and turn-key microgrid implementation services. CleanSpark's software allows energy users to obtain resiliency and economic optimization. Our software is uniquely capable of enabling a microgrid to be scaled to the user's specific needs and can be widely implemented across commercial, industrial, military, agricultural and municipal deployment.

Forward-Looking Statements:

CleanSpark cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on CleanSpark's current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by CleanSpark that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the expectations of future growth may not be realized, and the Company may not meet applicable Nasdaq Capital Market requirements necessary for listing and/or Nasdaq may not approve the Company’s listing application; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

CleanSpark IR Contact:

Shawn M. Severson

Integra Investor Relations

(415)233-7094

info@integra-ir.com

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